Exhibit 99.1

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG appoints McGarry president and chief operating officer
PITTSBURGH, Feb. 19, 2015 - PPG Industries (NYSE:PPG) today announced the appointment of Michael H. McGarry, currently chief operating officer, to president and chief operating officer, effective March 1. McGarry became chief operating officer in August 2014.
McGarry will continue to have executive oversight responsibility for all of PPG’s strategic business units and operating regions and for the information technology (IT), environment, health and safety (EH&S), and purchasing functions. He will remain based at PPG’s global headquarters in Pittsburgh and will continue to report to Chairman and CEO Charles E. Bunch.
“Michael’s appointment to president recognizes his continued leadership in driving PPG’s growth as the world’s largest coatings company,” Bunch said. “Michael has played a key role in important strategic actions, including PPG’s acquisition and successful integration of AkzoNobel’s North American architectural coatings business and the recently completed acquisition of Consorcio Comex. Michael’s proven ability to lead the implementation of our global business strategies will continue to be important in delivering increased shareholder value.”
During his 34 years with PPG, McGarry has served in a variety of key business and functional leadership roles in the United States, Europe and Asia. In addition, he helped lead several strategic actions that have transformed PPG’s business portfolio, most notably the acquisition of SigmaKalon; the separation of PPG’s former commodity chemicals business; the acquisition and integration of AkzoNobel’s North American architectural coatings business; and, most recently, the acquisition of Consorcio Comex, S.A. de C.V.
McGarry joined PPG in 1981 as an engineer at the company’s Lake Charles, La., chemicals complex. He then progressed through a series of management assignments of increasing responsibility, including market development manager, silica products; operations manager, silicas, Thailand; business manager, TESLIN® sheet; and product manager in the derivatives, chlorine, liquid and dry caustic soda businesses.
He was named general manager, fine chemicals, in 2000, and vice president, chlor-alkali and derivatives, in 2004. McGarry was elected vice president, coatings, Europe, and managing director, PPG Europe, in 2006, and senior vice president, commodity chemicals, in 2008. He was named executive vice president in September 2012. In this role, his leadership responsibilities have included the automotive refinish, aerospace, global architectural, and protective and marine coatings businesses, as well as the Europe, Middle East and Africa (EMEA) and Asia Pacific regions, and the EH&S and IT functions.

McGarry also serves as a director on the boards of Axiall Corporation (NYSE:AXLL) and Pittsburgh Glass Works LLC.
PPG: BRINGING INNOVATION TO THE SURFACE.™
PPG Industries' vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2014 was $15.4 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Bringing innovation to the surface is a trademark and Teslin is a registered trademark of PPG Industries Ohio, Inc.